Exhibit 99.3

The company has disclosed in the attached Exhibit 99.1 (press release) and Exhibit 99.2 (presentation materials) certain non-GAAP information which management believes provides useful information for investors.  The following are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

The following are the company’s expectations post-transaction closing.

•                 At late October spot rates, the company expects the proposed transaction to increase the company’s revenue growth rate by 200 basis points.

•                 The company expects the combination of IBM and Red Hat to be accretive to GAAP gross profit margin and accretive to Operating (non-GAAP) gross profit margin within 12 months of closing (“year one”).  The combination is expected to be accretive to GAAP diluted earnings per share in year four and accretive to Operating (non-GAAP) diluted earnings per share at the end of year two.

Free cash flow guidance is derived using an estimate of profit, working capital and operational cash outflows. The company views Global Financing receivables as a profit-generating investment, which it seeks to maximize and therefore it is not considered when formulating guidance for free cash flow. As a result, the company does not estimate a GAAP Net Cash from Operations expectation metric.